Exhibit 99

              Littlefield Corporation Announces Timing of Filings

    AUSTIN, Texas--(BUSINESS WIRE)--Aug. 14, 2006--Littlefield Corporation (OTCBB:LTFD) announces that it will make the following filings:
    The Company will file its Restated Q1-2006 Form 10Q-SB/A on or before Monday, 21 August 2006. The Company previously announced this decision in a Press Release 21 July 2006. As indicated in that Press Release, the restatement will increase Q1-2006 earnings by approximately $300,000. This change is attributable to the accounting for options related compensation expenses.
    The Company will file its Q2-2006 Form 10Q-SB on or before Monday, 21 August 2006. The filing will be consistent with its previous report of Q2-2006 earnings contained in the Company's Press Release of 27 July 2006.
    The Company has filed for the appropriate time extensions for the above filings.
    The Company will file a restated FY 2005 Form 10K-SB/A on or before the end of August 2006. This filing will increase expenses by approximately $100,000 due in part to options related compensation expenses. In addition, the Company will revise footnotes related to these expenses and other matters. This restatement of FY 2005 Form 10K-SB is the result of the changes identified related to Q1-2006.
    Effective immediately investors should not rely upon the currently filed FY 2005 Form 10K-SB. The Company will make an SEC Form 8K filing today conveying the same information.
    Jeffrey L. Minch, President and Chief Executive Officer of Littlefield Corporation, offered the following comments:


    "The recognition of options related compensation expenses -- a non-cash cost to the Company -- has proven to be a modestly complex matter. We think we have finally gotten everything right and the modifications to our FY 2005 and Q1-2006 filings will reflect those changes.

    Nothing involved in this reports changes the underlying fundamentals of our business nor diminishes the continuing improvements in our operating performance.

    It should come as no surprise that the Company may seek to eliminate the use of stock options as an element of compensation."

    Investors are always cautioned to be careful in drawing conclusions from a single press release, the Company's performance in a single quarter or the individual opinions of any member of the Company's management in making their individual investment decisions.
    In accordance with the safe harbor provisions of the Private Securities Reform Act of 1995: except for historical information contained herein, certain matters set forth in this press release are forward looking statements that are subject to substantial risks and uncertainties, including government regulation, taxation, competition, market risks, customer attendance, spending, general economic conditions and other risks detailed in the Company's Securities and Exchange Commission filings and reports.

    CONTACT: Littlefield Corporation, Austin
             Cecil Whitmore, 512-476-5141
             fax: 512-476-5680
             cwhitmore@littlefield.com